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Exhibit 4.27

FIRST SUPPLEMENTAL INDENTURE

DATED AS OF JUNE [    ], 2007

to

INDENTURE

dated as of June [    ], 2007

among

MOLSON COORS BREWING COMPANY,

as Issuer

THE GUARANTORS NAMED THEREIN,

as Guarantors

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Trustee

i

ii

        FIRST SUPPLEMENTAL INDENTURE, dated as of June [    ], 2007 (this "First Supplemental Indenture"), to the Indenture dated as of June [    ], 2007 (the "Original Indenture"), among Molson Coors Brewing Company, a Delaware corporation (the "Company"), Coors Brewing Company, a Colorado corporation, Molson Coors Capital Finance ULC, a Nova Scotia unlimited liability company, Coors Distributing Company, a Colorado corporation, Coors International Market Development, L.L.L.P., a Colorado limited liability limited partnership, Coors Global Properties, Inc., a Colorado corporation, Molson Coors International LP, a Delaware limited partnership, CBC Holdco, Inc., a Colorado corporation, MCBC International Holdco, Inc., a Colorado corporation, Molson Coors International General, ULC, a Nova Scotia unlimited liability company, Coors International Holdco, ULC, a Nova Scotia unlimited liability company, Molson Coors Callco ULC, a Nova Scotia unlimited liability company (collectively, the "Guarantors"), and Deutsche Bank Trust Company Americas, a New York banking corporation, as Trustee (the "Trustee").

        WHEREAS, the Company, the Guarantors and the Trustee have heretofore executed and delivered the Original Indenture to provide for the issuance from time to time of the Securities (as defined in the Original Indenture);

        WHEREAS, Section 9.01 of the Original Indenture provides that the Company and the Trustee may enter into this First Supplemental Indenture;

        WHEREAS, the Company desires the issuance of the Securities and has requested the Trustee to enter into this First Supplemental Indenture for the purpose of establishing additional provisions regarding the designation, form, terms and conditions of the Securities;

        WHEREAS, the Company has duly authorized the creation of the Securities and their designation as its [    ]% Convertible Senior Notes due July 30, 2013;

        WHEREAS, each Guarantor has duly authorized its guarantee hereunder; and

        WHEREAS, all action on the part of the Company and the Guarantors necessary to authorize the issuance of the Securities under the Original Indenture and this First Supplemental Indenture (the Original Indenture, as supplemented by this First Supplemental Indenture, being hereinafter called the "Indenture") has been duly taken.

        NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH:

        That, in order to establish additional provisions regarding the designation, form, terms and conditions of, and to authorize the authentication and delivery of, the Securities, and in consideration of the acceptance of the Securities by the Holders thereof and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
Definitions

        Section 1.01.    Definitions.

        (a)   Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the Original Indenture.

        (b)   The rules of interpretation set forth in the Original Indenture shall be applied hereto as if set forth in full herein.

        (c)   For all purposes of this First Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires, the following terms shall have the following respective meanings (such meanings shall apply equally to both the singular and plural forms of the respective terms):

        "Applicable Procedures" means, with respect to any transfer or exchange of beneficial ownership interests in a Global Security, the rules and procedures of the Depositary, in each case to the extent applicable to such transfer or exchange.

        "Closing Sale Price" of the Class B Common Stock means, as of any date of determination, the closing per share sale price (or, if no such closing sale price is reported on such day, the average of the bid and asked prices or, if more than one in either case, the average of the average bid and the average asked prices) at 4:00 p.m. (New York City time) on such date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Class B Common Stock is traded or, if the Class B Common Stock is not listed on a U.S. national or regional securities exchange, as reported by the National Quotation Bureau Incorporated.

        "Class A Common Stock" means the Class A common stock of the Company, par value $0.01 per share, as it exists on the date of this First Supplemental Indenture and any shares of any class or classes of Capital Stock of the Company resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company and which are not subject to redemption by the Company.

        "Class B Common Stock" means the Class B common stock of the Company, par value $0.01 per share, as it exists on the date of this First Supplemental Indenture and any shares of any class or classes of Capital Stock of the Company resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company and which are not subject to redemption by the Company; provided, however, that, if at any time there shall be more than one such resulting class, the shares of each such class then so issuable on conversion of the Securities shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

        "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, but excluding any debt securities convertible into such equity.

        "Continuing Directors" means, as of any date of determination, any member of the Board of Directors who (a) was a member of the Board of Directors as of the date hereof or (b) was nominated for election by the nominating committee or nominating subcommittee of the Board of Directors in accordance with the Company's Restated Certificate of Incorporation or was elected to the Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination or election.

        "Conversion Rate" means, as of any date of determination, an amount equal to $1,000 divided by the then applicable Conversion Price on such date. As of the date hereof and subject to adjustment pursuant to Section 4.06, the Conversion Rate with respect to the Securities is approximately [    ] shares of Class B Common Stock, rounded to the nearest 1/10,000th of a share, for each $1,000 principal amount of the Securities.

        "Conversion Value" of a Security means, as of any date of determination, the product of the Closing Sale Price of the Class B Common Stock on such date multiplied by the then current Conversion Rate of such Security on such date.

        "Coors Family Group" means:

            (i)  individuals who are descendents of the late Adolph Coors, including adopted issue and issue born out of wedlock of any such individuals, as well as spouses and former spouses (including widows and widowers), whether or not lawfully married, of any of such individuals and spouses, former spouses (including widows and widowers) and descendents of such spouses or former spouses (including widows and widowers) (the "Coors Family Members");

           (ii)  estates of any Coors Family Members;

          (iii)  trusts for which the principal beneficiaries are one or more of the Coors Family Members;

          (iv)  any corporation, limited liability company, or partnership or similar entity directly or indirectly under the control of one or more of the foregoing;

           (v)  any corporation, limited liability company, or partnership or similar entity controlled by one of the foregoing;

          (vi)  any corporation or trust with a charitable, scientific, religious or educational purpose described in Section 501(c)(3) of the Internal Revenue Code, with respect to which the Coors Family Members comprise not less than 40% of the directors, trustees or persons carrying out a similar function, as applicable; and

         (vii)  any foundation or charitable organization, not less than 40% of the trustees, governors or persons carrying out a similar function of which are Coors Family Members.

        "Coors Family Group Beneficiaries" means the Adolph Coors, Jr. Trust dated September 12, 1969 and members of the Coors Family Group.

        "'ex' date," when used with respect to any dividend or distribution, means the first date on which the Class B Common Stock trades, regular way, on the relevant exchange or in the relevant market from which the Closing Sale Price was obtained without the right to receive such dividend or distribution.

        "Final Maturity Date" means July 30, 2013.

        "Initial Issue Date" means June [    ], 2007.

        "Market Disruption Event" means the occurrence or existence for more than one half hour period in the aggregate on any Scheduled Trading Day for the Class B Common Stock of any suspension or limitation imposed on trading, by reason of movements in price exceeding limits permitted by the New York Stock Exchange or otherwise, in the Class B Common Stock or in any options, contracts or future contracts relating to the Class B Common Stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.

        "Molson Family Group" means:

            (i)  individuals who are descendents of the late Thomas H.P. Molson of Montreal, who passed away on or about April 4, 1978, including adopted issue and issue born out of wedlock of any such individuals, as well as spouses and former spouses (including widows and widowers), whether or not lawfully married, of any of such individuals and spouses, former spouses (including widows and widowers) and descendents of such spouses or former spouses (including widows and widowers) (the "Molson Family Members");

           (ii)  estates of Thomas Molson and any Molson Family Members;

          (iii)  trusts for which the principal beneficiaries are one or more of the Molson Family Members;

          (iv)  any corporation, limited liability company, or partnership or similar entity directly or indirectly under the control of one or more of the foregoing;

           (v)  any corporation, limited liability company, or partnership or similar entity controlled by one of the foregoing;

          (vi)  any corporation with charitable, scientific, religious or educational objects or any trust the beneficiaries of which are charities, with respect to which the Molson Family Members comprise not less than 40% of the directors, trustees or persons carrying out a similar function, as applicable; and

         (vii)  any foundation or charitable organization, not less than 40% of the trustees, governors or persons carrying out a similar function of which are Molson Family Members, including, without limitation, The Molson Foundation and The Molson Companies Donation Fund.

        "Molson Family Group Beneficiaries" means Pentland Securities (1981) Inc. and members of the Molson Family Group.

        "Permitted Parties" means any of the Coors Family Group Beneficiaries or the Molson Family Group Beneficiaries.

        "Qualifying Fundamental Change" means any Change in Control included in clause (i), (ii) or (iii) of the definition of Change in Control, excluding any merger, consolidation, assignment, conveyance, sale, transfer, lease or other disposition otherwise constituting a Change in Control in respect of which at least 90% of the consideration paid for the Class B Common Stock in that transaction, excluding Cash payments for fractional shares and Cash payments made pursuant to dissenters' appraisal rights, consists of shares of common stock traded on the New York Stock Exchange or another U.S. national securities exchange, or will be so traded immediately following the merger or consolidation, and, as a result of the merger or consolidation, the Securities become convertible into such shares of such common stock.

        "Residual Amount" means the total of the Daily Net Share Settlement Values for the 25 Trading Days within the Conversion Period.

        "Scheduled Trading Day" means any day on which the New York Stock Exchange or, if the Class B Common Stock is not listed on the New York Stock Exchange, the principal other U.S. national or regional securities exchange on which the Class B Common Stock is then listed is scheduled to be open for trading or, if the Class B Common Stock is not so listed, any Business Day.

        "Securities" means the [    ]% Convertible Senior Notes due July 30, 2013, or any of them (each, a "Security").

        "Special Class A Common Stock" means the Special Class A voting stock of the Company, par value $0.01 per share, as it exists on the date of this First Supplemental Indenture and any shares of any class or classes of Capital Stock of the Company resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company and which are not subject to redemption by the Company.

        "Trading Day" means a day on which (i) there is no Market Disruption Event and (ii) the New York Stock Exchange or, if the Class B Common Stock is not listed on the New York Stock Exchange, the principal other U.S. national or regional securities exchange on which the Class B Common Stock is then listed is open for trading or, if the Class B Common Stock is not so listed, any Business Day. A "Trading Day" only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system.

        "Trading Price" means, on any date of determination with respect to any Security, the average of the secondary bid quotations per Security obtained by the Conversion Agent for $1,000,000 principal amount of Securities at approximately 3:30 p.m. (New York City time) on such determination date from three independent nationally recognized securities dealers selected by the Company; provided that, if at least three such bids cannot reasonably be obtained, but two such bids can reasonably be obtained, then the average of these two bids shall be used; provided, further, that, if at least two such bids cannot reasonably be obtained, but one such bid can reasonably be obtained, this one bid shall be used. If, on any date of determination, the Conversion Agent cannot reasonably obtain at least one bid for $1,000,000 principal amount of the Securities from an independent nationally recognized securities dealer, then the Trading Price of such Securities on such date of determination will be deemed to be less than 95% of the Conversion Value.

        "Voting Stock" of any entity means the class or classes of Capital Stock or other interests then outstanding that are normally entitled (without regard to the occurrence of any contingency) to vote generally on matters to be decided by the stockholders (or other owners) of such entity, which, for the avoidance of doubt, in the case of the Company as of the date hereof consists of the Class A Common Stock and the Special Class A Voting Stock, taken together.

        Section 1.02.    Other Definitions.

Term	Defined in Section
"Additional Shares"	4.13(a)
"Cash Percentage"	4.05(c)
"Change in Control"	3.01(a)
"Closing Sale Price Condition"	4.01(a)
"Conversion Date"	4.02
"Conversion Notice"	4.02
"Conversion Period"	4.05(a)
"Conversion Price"	4.06
"Current Market Price"	4.06(f)
"Daily Conversion Value"	4.05(d)
"Daily Net Share Settlement Value"	4.05(a)
"Dividend Adjustment Amount"	4.06(f)
"Dividend Threshold Amount"	4.06(f)
"Effective Date"	4.13(b)
"Expiration Date"	4.06(e)
"Expiration Time"	4.06(e)
"Fundamental Change"	3.01(a)
"Fundamental Change Purchase Date"	3.01(a)
"Fundamental Change Purchase Notice"	3.01(c)
"Fundamental Change Purchase Price"	3.01(a)
"Interest Payment Date"	2.04(b)
"Maximum Adjusted Conversion Rate"	4.13(g)
"Purchased Shares"	4.06(e)
"Quarter"	4.01(a)
"Record Date"	2.04(b)
"Reference Property"	4.11
"Rights Plan"	4.06(c)
"Stock Price"	4.13(b)
"Termination of Trading"	3.01(a)
"Transforming Transaction"	4.01(b)
"Trigger Event"	4.06(c)
"Triggering Distribution"	4.06(d)
"Unissued Shares"	3.01(a)
"Volume Weighted Average Price"	4.05(d)

ARTICLE II
Designation and Terms of the Securities

        Section 2.01.    Title and Aggregate Principal Amount.    The Securities are hereby designated "[    ]% Convertible Senior Notes due July 30, 2013" and are issuable in an unlimited aggregate principal amount.

        Section 2.02.    Execution and Authentication.    The Securities may forthwith be executed by the Company and delivered to the Trustee for authentication and delivery by the Trustee in accordance with the provisions of Section 2.03 of the Original Indenture.

        Section 2.03.    Form of the Securities.    The Securities and the corresponding Trustee's certificate of authentication shall be substantially in the form of Exhibit A hereto, which Exhibit is incorporated in and made part of this First Supplemental Indenture.

        Section 2.04.    Maturity and Interest Payments.

        (a)   The Securities will mature on July 30, 2013.

        (b)   The Company shall pay interest on the Securities at a rate of [    ]% per annum, payable semi-annually in arrears on January 30 and July 30 of each year (each, an "Interest Payment Date"), or if any such day is not a Business Day, the immediately following Business Day, commencing July 30, 2007. Interest on a Security shall be paid to the Holder of such Security at 5:00 p.m. (New York City time) on January 15 or July 15 (each, a "Record Date"), as the case may be, next preceding the related Interest Payment Date, and shall be computed on the basis of a 360-day year comprised of twelve 30-day months. In the event of the maturity, conversion, or purchase of a Security by the Company at the option of the Holder, interest shall cease to accrue on such Security. Interest on the Securities shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance. Payments of the principal of and interest on the Securities shall be made in U.S. Dollars, and the Securities shall be denominated in U.S. Dollars.

        (c)   Upon conversion of a Security, (i) a Holder shall not receive any cash payment of interest (unless such conversion occurs between a Record Date and the Interest Payment Date to which it relates, in which case a Holder on the Record Date will receive on the Interest Payment Date accrued and unpaid interest) and the Conversion Rate shall not be adjusted to account for accrued and unpaid interest and (ii) except as set forth in Section 2.04(d) below, the Company's delivery to a Holder of Cash and shares, if any, of Class B Common Stock into which the Security is convertible shall be deemed to satisfy its obligation with respect to such Security, and any accrued but unpaid interest shall be deemed to be paid in full upon conversion, rather than cancelled, extinguished or forfeited.

        (d)   Securities surrendered for conversion by a Holder after 5:00 p.m. (New York City time) on any Record Date but prior to the next Interest Payment Date must be accompanied by payment of an amount equal to the interest that the Holder is to receive on the Securities; provided, however, that no such payment need be made (1) if the Company has specified a Fundamental Change Purchase Date that is after a Record Date and on or prior to the next Interest Payment Date, (2) with respect to any Securities surrendered for conversion following the Record Date for the payment of interest immediately preceding the Final Maturity Date or (3) only to the extent of overdue interest, if any overdue interest exists at the time of conversion with respect to such Securities.

        Section 2.05.    Transfer and Exchange.    Notwithstanding the provisions of Section 2.07 of the Original Indenture, none of the Company, the Registrar or the Trustee shall be required to exchange or register a transfer of any Securities or portions thereof in respect of which a Fundamental Change Purchase Notice has been delivered and not withdrawn by the Holder thereof (except, in the case of the purchase of a Security in part, the portion thereof not to be purchased).

ARTICLE III
Purchase of Securities Upon Fundamental Change

        Section 3.01.    Purchase of Securities at Option of the Holder Upon Fundamental Change.

        (a)   If at any time that Securities remain outstanding there shall occur a Fundamental Change, Securities shall be purchased by the Company at the option of the Holders, as of the date that is 30 Business Days after the occurrence of the Fundamental Change (the "Fundamental Change Purchase Date") at a purchase price equal to 100% of the principal amount of the Securities, together with any accrued and unpaid interest to, but excluding, the Fundamental Change Purchase Date (the "Fundamental Change Purchase Price"), payable in Cash, subject to satisfaction by or on behalf of any Holder of the requirements set forth in subsection (c) of this Section 3.01.

        A "Fundamental Change" shall mean the occurrence of a Change in Control or a Termination of Trading.

        A "Change in Control" shall be deemed to have occurred if any of the following occurs after the date hereof:

            (i)  any "person" or "group" (as such terms are defined below) (other than the Permitted Parties) is or becomes the "beneficial owner" (as defined below), directly or indirectly, of shares of Voting Stock of the Company representing 50% or more of the total voting power of all outstanding classes of Voting Stock of the Company or has the power, directly or indirectly, to elect a majority of the members of the Board of Directors;

           (ii)  any "person" or "group" is or becomes the "beneficial owner," directly or indirectly, of 80% or more of the Class B Common Stock then outstanding;

          (iii)  the Company consolidates with, or merges with or into, another Person or the Company sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the assets of the Company, or any Person consolidates with, or merges with or into, the Company, in any such event other than pursuant to a transaction in which the Persons that "beneficially owned" (as defined below), directly or indirectly, the shares of Voting Stock of the Company immediately prior to such transaction "beneficially own" (as defined below), directly or indirectly, shares of Voting Stock of the Company representing at least a majority of the total voting power of all outstanding classes of Voting Stock of the surviving or transferee Person;

          (iv)  a majority of the members of the Board of Directors are not Continuing Directors; or

           (v)  the holders of the Capital Stock of the Company approve any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the terms of this Indenture).

        For the purpose of the definition of "Change in Control," (i)"person" and "group" have the meanings given such terms under Section 13(d) and 14(d) of the Exchange Act or any successor provision to either of the foregoing, and the term "group" includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act (or any successor provision thereto), (ii) a "beneficial owner" shall be determined in accordance with Rule 13d-3 under the Exchange Act, as in effect on the date of the Indenture, except that the number of shares of Voting Stock of the Company shall be deemed to include, in addition to all outstanding shares of Voting Stock of the Company and Unissued Shares deemed to be held by the "person" or "group" (as such terms are defined above) or other Person with respect to which the Change in Control determination is being made, all Unissued Shares deemed to be held by all other Persons, and (iii) the terms "beneficially owned" and "beneficially own" shall have meanings correlative to that of "beneficial owner." The term "Unissued Shares" means shares of Voting Stock not outstanding that are subject to options, warrants, rights to purchase or conversion privileges exercisable within 60 days of the date of determination of a Change in Control.

        Notwithstanding anything to the contrary set forth in this Section 3.01, Holders will not have the right to require the Company to purchase any Securities as a result of any transaction described in clause (iii) of the definition of "Change in Control" above, and the Company will not be required to deliver a written notice of a Fundamental Change, if at least 90% of the consideration paid for the Class B Common Stock, excluding Cash payments for fractional shares and Cash payments made pursuant to dissenters' appraisal rights, in a merger, consolidation, assignment, conveyance, sale, transfer, lease or other disposition otherwise constituting a Change in Control consists of shares of common stock traded on the New York Stock Exchange or another U.S. national securities exchange, or will be so traded immediately following the merger or consolidation, and, as a result of the merger or consolidation, the Securities become convertible into such shares of such common stock.

        A "Termination of Trading" means that the Class B Common Stock or other securities into which the Securities are convertible are not approved for listing on the New York Stock Exchange and are not listed for trading on another U.S. national securities exchange.

        (b)   Within 10 Business Days after the occurrence of a Fundamental Change, the Company shall mail a written notice of the Fundamental Change to the Trustee and to each Holder (and to beneficial owners as required by applicable law). The notice shall include the form of a Fundamental Change Purchase Notice to be completed by the Holder and shall state:

            (i)  the date of such Fundamental Change and, briefly, the events causing such Fundamental Change;

           (ii)  the date by which the Fundamental Change Purchase Notice pursuant to this Section 3.01 must be given;

          (iii)  the Fundamental Change Purchase Date;

          (iv)  the Fundamental Change Purchase Price;

           (v)  the Holder's right to require the Company to purchase the Securities;

          (vi)  briefly, the conversion rights of the Securities;

         (vii)  the name and address of each Paying Agent and Conversion Agent;

        (viii)  the Conversion Price and any adjustments thereto (including the amount of Additional Shares of Class B Common Stock that are deliverable pursuant to Section 4.13, if any);

          (ix)  that Securities as to which a Fundamental Change Purchase Notice has been given may be converted into Cash and Class B Common Stock (if any) pursuant to the Indenture only to the extent that the Fundamental Change Purchase Notice has been withdrawn in accordance with the terms of the Indenture;

           (x)  the procedures that the Holder must follow to exercise rights under this Section 3.01;

          (xi)  the procedures for withdrawing a Fundamental Change Purchase Notice, including a form of notice of withdrawal; and

         (xii)  that the Holder must satisfy the requirements set forth in the Indenture and the Securities in order to convert the Securities.

        If any of the Securities is in the form of a Global Security, then the Company shall modify such notice to the extent necessary to accord with the procedures of the Depositary applicable to the repurchase of Global Securities.

        (c)   A Holder may exercise its rights specified in subsection (a) of this Section 3.01 upon delivery of a written notice (which shall be in substantially the form included in Exhibit A hereto and which may be delivered by letter, overnight courier, hand delivery, facsimile transmission or in any other manner reasonably acceptable to the Paying Agent and, in the case of Global Securities, may be delivered electronically or by other means in accordance with the Depositary's customary procedures) of the exercise of such rights (a "Fundamental Change Purchase Notice") to any Paying Agent at any time prior to 5:00 p.m. (New York City time) on the second Scheduled Trading Day next preceding the Fundamental Change Purchase Date.

        The delivery of such Security to any Paying Agent (together with all necessary endorsements) at the office of such Paying Agent shall be a condition to the receipt by the Holder of the Fundamental Change Purchase Price therefor.

        The Company shall purchase from the Holder thereof, pursuant to this Section 3.01, a portion of a Security if the principal amount of such portion is $1,000 or an integral multiple of $1,000. Provisions of the Indenture that apply to the purchase of all of a Security pursuant to Section 3.01 through Section 3.04 also apply to the purchase of such portion of such Security.

        Notwithstanding anything herein to the contrary, any Holder delivering to a Paying Agent the Fundamental Change Purchase Notice contemplated by this subsection (c) shall have the right to withdraw such Fundamental Change Purchase Notice in whole or in a portion thereof that is a principal amount of $1,000 or in an integral multiple thereof at any time prior to 5:00 p.m. (New York City time) on the second Scheduled Trading Day next preceding the Fundamental Change Purchase Date by delivery of a written notice of withdrawal to the Paying Agent in accordance with Section 3.02 and such withdrawal right shall expire at 5:00 p.m. (New York City time) on the second Scheduled Trading Day next preceding the Fundamental Change Purchase Date unless the Company shall default in making the Fundamental Change Purchase Price payment when due, in which case the withdrawal right shall terminate at 5:00 p.m. (New York City time) on the date such default is cured and such Security is purchased.

        A Paying Agent shall promptly notify the Company of the receipt by it of any Fundamental Change Purchase Notice or written withdrawal thereof.

        Anything herein to the contrary notwithstanding, in the case of Global Securities, any Fundamental Change Purchase Notice may be delivered or withdrawn and such Securities may be surrendered or delivered for purchase in accordance with the Applicable Procedures as in effect from time to time.

        Section 3.02.    Effect of Fundamental Change Purchase Notice.

        Upon receipt by any Paying Agent of the Fundamental Change Purchase Notice specified in Section 3.01(c), the Holder of the Security in respect of which such Fundamental Change Purchase Notice was given shall (unless such Fundamental Change Purchase Notice is withdrawn as specified below) thereafter be entitled to receive the Fundamental Change Purchase Price with respect to such Security. Such Fundamental Change Purchase Price shall be paid to such Holder promptly following the later of (a) the Fundamental Change Purchase Date with respect to such Security (provided the conditions in Section 3.01(c) have been satisfied) and (b) the time of delivery of such Security to a Paying Agent by the Holder thereof in the manner required by Section 3.01(c). Securities in respect of which a Fundamental Change Purchase Notice has been given by the Holder thereof may not be converted into shares of Class B Common Stock pursuant to Article IV hereof on or after the date of the delivery of such Fundamental Change Purchase Notice unless such Fundamental Change Purchase Notice has first been validly withdrawn.

        A Fundamental Change Purchase Notice may be validly withdrawn by means of a written notice (which may be delivered by mail, overnight courier, hand delivery, facsimile transmission or in any other manner reasonably acceptable to the Paying Agent and, in the case of Global Securities, may be delivered electronically or by other means in accordance with the Depositary's customary procedures) of withdrawal delivered by the Holder to a Paying Agent at any time prior to 5:00 p.m. (New York City time) on the second Scheduled Trading Day immediately preceding the Fundamental Change Purchase Date, specifying the principal amount of the Security or portion thereof (which must be a principal amount of $1,000 or an integral multiple of $1,000 in excess thereof) with respect to which such notice of withdrawal is being submitted.

        Section 3.03.    Deposit of Fundamental Change Purchase Price.

        On or before 11:00 a.m., New York City time, on the Fundamental Change Purchase Date, the Company shall deposit with the Trustee or with a Paying Agent (other than the Company or an Affiliate of the Company) an amount of money (in immediately available funds if deposited on such Fundamental Change Purchase Date) sufficient to pay the aggregate Fundamental Change Purchase Price of all the Securities or portions thereof that are to be purchased as of such Fundamental Change Purchase Date. The manner in which the deposit required by this Section 3.03 is made by the Company shall be at the option of the Company; provided that such deposit shall be made in a manner reasonably acceptable to the Trustee and the Paying Agent such that the Trustee or a Paying Agent shall have immediately available funds on the Fundamental Change Purchase Date.

        If a Paying Agent holds, in accordance with the terms hereof, money sufficient to pay the Fundamental Change Purchase Price of any Security for which a Fundamental Change Purchase Notice has been tendered and not withdrawn in accordance with the Indenture, then, on the Fundamental Change Purchase Date, such Security will cease to be outstanding and the rights of the Holder in respect thereof shall terminate (other than the right to receive the Fundamental Change Purchase Price as aforesaid). The Company shall publicly announce the principal amount of Securities purchased as a result of such Fundamental Change on or as soon as practicable after the Fundamental Change Purchase Date.

        To the extent that the aggregate amount of Cash deposited by the Company pursuant to this Section 3.03 exceeds the aggregate Fundamental Change Purchase Price of the Securities or portions thereof that the Company is obligated to purchase, then promptly after the Fundamental Change Purchase Date the Trustee or a Paying Agent, as the case may be, shall return any such excess Cash to the Company.

        Section 3.04.    Securities Purchased in Part.

        Any Security that is to be purchased only in part shall be surrendered at the office of a Paying Agent, and promptly after the Fundamental Change Purchase Date the Company shall execute and the Trustee shall authenticate and deliver to the Holder of such Security, without service charge, a new Security or Securities, of such authorized denomination or denominations as may be requested by such Holder, in aggregate principal amount equal to, and in exchange for, the portion of the principal amount of the Security so surrendered that is not purchased.

        Section 3.05.    Compliance with Securities Laws Upon Purchase of Securities.

        In connection with any offer to purchase or repurchase Securities under Section 3.01, the Company shall (a) comply with Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act, (b) file the related Schedule TO (or any successor or similar schedule, form or report), if required, under the Exchange Act and (c) otherwise comply with all federal and state securities laws in connection with such offer to purchase or repurchase Securities, all so as to permit the rights of the Holders and obligations of the Company under Section 3.01 through Section 3.04 to be exercised in the time and in the manner specified therein.

        Section 3.06.    No Fundamental Change Purchase Following Acceleration.

        No Securities will be purchased by the Company under Section 3.01 if the principal amount of the Securities has been accelerated under Section 6.02 of the Original Indenture, and such acceleration has not been rescinded, on or prior to the Fundamental Change Purchase Date.

        Section 3.07.    Trustee's Fundamental Change Purchase Disclaimer.

        The Trustee has no duty to determine when a Fundamental Change has occurred, or when purchases of Securities upon a Fundamental Change under Article III should be made. The Trustee shall not be accountable for and makes no representation as to the Fundamental Change Purchase Price payable in respect of any Fundamental Change. The Trustee shall not be responsible for the Company's failure to comply with this Article III.

ARTICLE IV
Conversion of Securities

        Section 4.01.    Conversion Privilege.

        (a)   Subject to the further provisions of this Article IV, a Holder of a Security may convert the principal amount of such Security (or any portion thereof equal to $1,000 or any integral multiple of $1,000 in excess thereof) into Cash and Class B Common Stock at any time prior to 5:00 p.m. (New York City time) on January 30, 2013, at the Conversion Price then in effect, if, during any calendar quarter (the "Quarter") (and only during such Quarter) commencing after the date hereof, the Closing Sale Price of the Class B Common Stock for at least 20 Trading Days in the period of 30 consecutive Trading Days ending on the last Trading Day of the Quarter preceding the Quarter in which the conversion occurs is more than 130% of the Conversion Price of the Securities in effect on that last Trading Day (the "Closing Sale Price Condition"), subject to the exceptions provided in Section 4.01(b).

        Provisions of the Indenture that apply to conversion of all of a Security also apply to conversion of a portion of a Security.

        A Security in respect of which a Holder has delivered a Fundamental Change Purchase Notice pursuant to Section 3.01(c) exercising the option of such Holder to require the Company to purchase such Security may be converted only if such Fundamental Change Purchase Notice is withdrawn by a written notice of withdrawal delivered to a Paying Agent prior to 5:00 p.m. (New York City time) on the second Scheduled Trading Day immediately preceding the Fundamental Change Purchase Date in accordance with Section 3.02.

        A Holder of Securities is not entitled to any rights of a holder of Class B Common Stock until such Holder has converted its Securities to Class B Common Stock and only to the extent such Securities are deemed to have been converted into Class B Common Stock pursuant to this Article IV.

        (b)   Even if the Closing Sale Price Condition is not satisfied,

            (i)  if the Trading Price for the Securities on each Trading Day during any five consecutive Trading Day period was, as determined following a request in accordance with the procedures described in Section 4.01(d), less than 95% of the Closing Sale Price of Class B Common Stock on such date multiplied by the then current Conversion Rate, a Holder may surrender Securities for conversion at any time during the following 10 Trading Days, provided, for the avoidance of doubt, that the five dates of determination within any five consecutive Trading Day period referred to above shall not include (i) any day on which there is a Market Disruption Event or (ii) any day on which the New York Stock Exchange or, if the Class B Common Stock is not listed on the New York Stock Exchange, the principal other U.S. national or regional securities exchange on which the Class B Common Stock is then listed is not open for trading.

           (ii)  in the event that the Company declares

            (A)  a dividend or distribution of any rights or warrants to all or substantially all holders of Class B Common Stock entitling them, for a period of not more than 60 days, to subscribe for or purchase shares of Class B Common Stock at a price per share less than the Current Market Price per share on the date of declaration of such dividend or distribution, or

            (B)  a dividend or distribution of Cash, debt securities (or other evidences of Indebtedness) or other assets (excluding dividends or distributions for which a Conversion Price adjustment is required to be made under Section 4.06(a) (i) or (ii) or 4.06(b)) to all or substantially all holders of Class B Common Stock where the fair market value of such dividend or distribution per share of Class B Common Stock, as determined in good faith by the Board of Directors, together with all other such dividends and distributions within the preceding twelve months, exceeds 10% of the Current Market Price of the Class B Common Stock as of the Trading Day immediately prior to the date of declaration for such dividend or distribution, then the Securities may be surrendered for conversion beginning on the date the Company gives notice to the Holders of such right, which shall not be less than 20 days prior to the "ex" date for such dividend or distribution, until the earlier of 5:00 p.m. (New York City time) on the Business Day prior to the "ex" date or until the Company announces that such distribution will not take place;

          (iii)  the Securities may be surrendered for conversion at any time from or after the date which is 40 days prior to the anticipated effective time of any Fundamental Change as announced by the Company, which announcement must occur, to the extent practicable, not earlier than 70 days nor later than 40 days prior to such anticipated effective time, until 5:00 p.m. (New York City time) on the second Scheduled Trading Day prior to the thirtieth business day after the effective date of such Fundamental Change (or the date on which the Company announces that such Fundamental Change will not take place);

          (iv)  if the Company consolidates with or merges with or into another Person or is a party to a binding share exchange or conveys, transfers, sells, leases or otherwise disposes of all or substantially all of its properties and assets in each case pursuant to which the Class B Common Stock would be converted into Cash, securities and/or other property, the Securities may be surrendered for conversion at any time from or after the date which is 40 days prior to the date announced by the Company as the anticipated effective date of the transaction and until and including the date that is 15 days after the date that is the effective date of such transaction; provided such transaction does not otherwise constitute a Fundamental Change (to which the provisions of Section 4.01(b)(iii) shall instead apply) (any such transaction to which this Section 4.01(b)(iv) applies, a "Transforming Transaction"); the Company shall notify Holders of Securities at least 40 days prior to the anticipated effective date of such Transforming Transaction and, simultaneously with providing such notice, the Company shall also publicly announce such anticipated effective date and make the information available on its website; the Board of Directors shall determine the anticipated effective date of such Transforming Transaction, and such determination shall be conclusive and binding on the Holders; and

           (v)  at any time after January 30, 2013 and prior to 5:00 p.m. (New York City time) on the Business Day immediately preceding the Final Maturity Date, the Securities may be surrendered for conversion regardless of whether any of the foregoing conditions has been satisfied.

        (c)   If a Holder converts Securities pursuant to Section 4.01(b)(iii) or 4.01(b)(iv), such Holder shall receive for each Trading Day during the Conversion Period:

            (i)  if such Securities are surrendered for conversion at any time beginning 30 Trading Days before the date of payment of consideration in connection with a Change in Control or a Transforming Change, as applicable, that results under the terms of this Indenture in the Notes becoming convertible into Reference Property, Cash and, with respect to the Daily Net Share Settlement Value (if any), the Reference Property, subject to the Company's right to deliver Cash in lieu of all or a portion of such Reference Property in accordance with Section 4.05(c); or

           (ii)  in all other events, Cash or a combination of Cash and Class B Common Stock, in the same manner as described in Section 4.05;

in each case, taking into account any Additional Shares deliverable as a result of any Qualifying Fundamental Change pursuant to Section 4.02.

        (d)   Upon request, the Conversion Agent, on behalf of the Company, will determine whether the Securities are convertible pursuant to the first paragraph of Section 4.01(a) and clause (i) of Section 4.01(b), and, if so, will notify the Trustee and the Company in writing; provided, however, that the Conversion Agent shall have no obligation to determine the Trading Price of the Securities unless the Company has requested such determination in writing, and the Company shall have no obligation to make such request unless the Trustee, acting at the request of one or more Holders holding, in the aggregate, at least $5,000,000 in principal amount of Securities, provides the Company with reasonable evidence that the Trading Price of the Securities on any Trading Day would be less than 95% of the product of the then current Conversion Rate multiplied by the Closing Sale Price of the Class B Common Stock on that date. At such time, the Company shall instruct the Conversion Agent to determine the Trading Price of the Securities beginning on such Trading Day and on each successive Trading Day for four consecutive Trading Days.

        Section 4.02.    Conversion Procedure.

        The right to convert any Security may be exercised, if such Security is represented by a Global Security, by book-entry transfer to the Conversion Agent (which initially shall be the Trustee) through the facilities of the Depositary in accordance with the Applicable Procedures or, if such Security is represented by a Definitive Security, by delivery of such Security at the specified office of the Conversion Agent, accompanied, in either case, by payment of any tax or duty, in accordance with Section 4.04, which may be payable in respect of any transfer involving the issue or delivery of the Class B Common Stock in the name of a Person other than the Holder of the Security and, if the Security is a Definitive Security, by: (a) a completed and duly signed conversion notice, in the form as set forth on the reverse of Security attached hereto as Exhibit A (a "Conversion Notice"); (b) if the Security is represented by a Definitive Security and such Definitive Security has been lost, stolen, destroyed or mutilated, the evidence regarding the loss, theft, destruction or mutilation of the Security and other requirements under Section 2.08 of the Original Indenture; and (c) appropriate endorsements and transfer documents if required by the Conversion Agent. The "Conversion Date" shall be the Business Day on which the Holder satisfies all of the requirements set forth in the immediately preceding sentence, if all such requirements shall have been satisfied by 11:00 a.m. (New York City time) on such day, and in all other cases, the Conversion Date shall be the next succeeding Business Day; however, if a Holder surrenders for conversion a Security at any time after the 30th Scheduled Trading Day prior to the Final Maturity Date, the Conversion Date shall be deemed to be the Business Day immediately preceding the Final Maturity Date. Securities may not be submitted for conversion after 5:00 p.m. (New York City time) on the Business Day immediately prior to the Final Maturity Date. On the third Business Day following the last day of the related Conversion Period, subject to Sections 4.05 and 4.13(i), the Company shall deliver to the Holder through a Conversion Agent a certificate for the number of whole shares of Class B Common Stock (or the Reference

Property) issuable upon the conversion, if any, and Cash (including Cash in lieu of any fractional shares pursuant to Section 4.03).

        If (A) shares of Class B Common Stock (or the Reference Property) are deliverable in respect of a Trading Day within the Conversion Period applicable to a given Security surrendered for conversion and (B) an adjustment to Conversion Price pursuant to Section 4.06 occurs after such Trading Day and prior to the date upon which the Holder of the Securities surrendered for conversion becomes a record holder in respect of the deliverable shares of Class B Common Stock (or the Reference Property), then the number of shares deliverable to such Holder in respect of such Trading Day shall be adjusted by the inverse application of the adjustment factor applied to the Conversion Price pursuant to Section 4.06; provided that the Company may, in lieu of such adjustment, deem such Holder to be a holder of record of the deliverable Class B Common Stock (or Reference Property) for purposes of such distribution so that such Holder would receive the distribution at the time such Holder receives the shares of Class B Common Stock (or the Reference Property).

        Upon surrender of a Security that is converted in part, the Company shall execute, and the Trustee shall authenticate and deliver to the Holder, a new Security equal in principal amount to the unconverted portion of the Security surrendered.

        Section 4.03.    Fractional Shares.

        The Company will not issue fractional shares of Class B Common Stock upon conversion of Securities. In lieu thereof, the Company will deliver a number of shares of Class B Common Stock equal to the aggregate of the fractional shares otherwise deliverable for each Trading Day during the Conversion Period (rounding down to the nearest whole number) and Cash equal to the remainder multiplied by the Volume Weighted Average Price of the Class B Common Stock on the last Trading Day of the Conversion Period.

        Section 4.04.    Taxes on Conversion.

        If a Holder converts a Security, the Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of Class B Common Stock upon such conversion. However, the Holder shall pay any such tax which is due because the Holder requests the shares to be issued in a name other than the Holder's name. The Conversion Agent may refuse to deliver the certificate representing the Class B Common Stock being issued in a name other than the Holder's name until the Conversion Agent receives a sum sufficient to pay any tax which will be due because the shares are to be issued in a name other than the Holder's name. Nothing herein shall preclude any tax withholding required by law or regulation.

        Section 4.05.    Payment Upon Conversion.

        (a)   Except as otherwise provided in Section 4.01(c)(i), for each $1,000 principal amount of Securities surrendered for conversion prior to 5:00 p.m. (New York City time) on the 30th Scheduled Trading Day prior to the Final Maturity Date, the Company shall be required to pay to the Holder of such Securities the aggregate of the following for each of the 25 Trading Days beginning on the third Trading Day following the Conversion Date (such 25 Trading Day period, a "Conversion Period"):

            (i)  if the Daily Conversion Value for such Trading Day for each $1,000 aggregate principal amount of Securities exceeds $40.00, (1) a Cash payment of $40.00 and (2) the remaining Daily Conversion Value (the "Daily Net Share Settlement Value") as provided in Section 4.05(c); or

           (ii)  if the Daily Conversion Value for such Trading Day for each $1,000 aggregate principal amount of Securities is less than or equal to $40.00, a Cash payment equal to the Daily Conversion Value.

        (b)   Except as otherwise provided in Section 4.01(c)(i), if a Holder surrenders a Security for conversion at any time after the 30th Scheduled Trading Day immediately preceding the Final Maturity Date and on or prior to 5:00 p.m. (New York City time) on the Business Day immediately preceding the Final Maturity Date, (1) the Conversion Date will be deemed to be the Business Day immediately preceding the Final Maturity Date, (2) the Conversion Period for such Security will be the 25 Trading Day period commencing on the Trading Day immediately following the Final Maturity Date, (3) the Company shall be required to pay $1,000 in Cash on the Final Maturity Date for each $1,000 principal amount of Securities surrendered for conversion to the Holder thereof, and (4) the Company shall be required to deliver the Residual Amount, if any, to such Holder on the third Business Day following the last Trading Day of the Conversion Period in shares of Class B Common Stock, subject to the Company's right to deliver Cash in lieu of all or a portion of such shares of Class B Common Stock in accordance with Section 4.05(c).

        (c)   The Company may elect to deliver Cash in respect of part or all of the Residual Amount for any Securities that are converted by notifying the Holder of such Securities and the Trustee of (x) the Company's intention to deliver Cash in respect of the related Residual Amount and (y) the percentage (the "Cash Percentage") of the Residual Amount that the Company elects to deliver in Cash on or before 5:00 p.m. (New York City time) on the second Trading Day following the applicable Conversion Date; provided that the Company shall make a single election for all outstanding Securities for which the Conversion Date occurs on or after the 30th Scheduled Trading Day preceding the Final Maturity Date and on or before 5:00 p.m. (New York City time) on the Trading Day before the Final Maturity Date. To make such an election, the Company shall (x) give notice of such election to the Holders of the Securities and the Trustee, (y) issue a press release describing such election and (z) make such press release or the information that it contains available on the Company's website. For each $1,000 principal amount of Securities surrendered for conversion:

            (i)  if the Company does not elect to deliver Cash in respect of part or all of the Residual Amount for such Securities (including through the failure to make any election), the Company shall deliver 100% of the Residual Amount for such Securities in shares of the Class B Common Stock (or, if applicable, Reference Property).

           (ii)  if the Company elects to deliver Cash in respect of part or all of the Residual Amount for such Securities, the Company shall deliver the aggregate of the following for each of the 25 Trading Days during the Conversion Period:

            (A)  Cash in an amount equal to the product of (1) the Cash Percentage and (2) the Daily Net Share Settlement Value; and

            (B)  shares of the Class B Common Stock (or Reference Property) in an amount equal to the product of (1) 100% minus the Cash Percentage and (2) the Daily Net Share Settlement Value for such Trading Day.

        (d)   The amount to be paid to a converting Holder shall be computed in accordance with the following:

            (i)  The "Daily Conversion Value" for each Trading Day during the Conversion Period for each $1,000 aggregate principal amount of Securities is equal to one-twenty-fifth of the product of the then applicable Conversion Rate multiplied by the Volume Weighted Average Price of the Class B Common Stock (or, if applicable, the Reference Property) on such Trading Day.

           (ii)  The number of shares of Class B Common Stock to be delivered under Section 4.05(a)(i)(2), 4.05(b)(4), 4.05(c)(i) or 4.05(c)(ii)(B) or the amount of Reference Property to be delivered under Section 4.01(c)(i) shall be determined by dividing the Daily Net Share Settlement Value by the Volume Weighted Average Price of the Class B Common Stock (or such Reference Property) for such Trading Day.

          (iii)  The "Volume Weighted Average Price" per share of Class B Common Stock (or, if applicable, Reference Property) on any Trading Day means the volume weighted average price on the principal exchange or over-the-counter market on which the Class B Common Stock (or, if applicable, Reference Property) is then listed or traded, from 9:30 a.m. to 4:00 p.m. (New York City time) on that Trading Day as displayed under the heading "Bloomberg VWAP" on Bloomberg page TAP.N <equity> AQR or any successor thereto (or the equivalent Bloomberg page for any security constituting a portion of the Reference Property), or if such Volume Weighted Average Price is not available (or the relevant Reference Property is not a security), the Board of Directors' reasonable, good faith estimate of the volume weighted average price of the shares of Class B Common Stock, or such Reference Property, on such Trading Day (whose determination shall be conclusive evidence of such Volume Weighted Average Price and which shall be evidenced by an Officers' Certificate delivered to the Trustee and the Conversion Agent).

        (e)   The Company shall, prior to the issuance of any Securities hereunder, and from time to time as may be necessary, reserve at all times and keep available, free from preemptive rights, out of its authorized but unissued Class B Common Stock, a sufficient number of shares of Class B Common Stock deliverable upon conversion of all of the Securities.

        (f)    All shares of Class B Common Stock that may be issued upon conversion of the Securities shall be duly authorized, validly issued, fully paid and nonassessable and shall be free of any preemptive rights and free of any lien or adverse claim.

        (g)   The Company shall endeavor to comply with all applicable securities laws regulating the offer and delivery of any Class B Common Stock upon conversion of Securities and shall list or cause to have quoted such shares of Class B Common Stock on each national or regional securities exchange or other over-the-counter market or such other market on which the Class B Common Stock is then listed or quoted.

        (h)   Notwithstanding anything herein to the contrary, nothing herein shall give to any Holder any rights as a creditor in respect of its right to conversion.

        Section 4.06.    Adjustment of Conversion Price.

        The conversion price as stated in paragraph 6 of the Securities (the "Conversion Price") shall be adjusted from time to time by the Company as follows:

        (a)   In case the Company shall (i) pay a dividend on its Class B Common Stock in shares of Class B Common Stock, (ii) make a distribution on its Class B Common Stock in shares of Class B Common Stock, (iii) subdivide its outstanding Class B Common Stock into a greater number of shares, or (iv) combine its outstanding Class B Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior thereto shall be adjusted so that the Holder of any Security thereafter surrendered for conversion shall be entitled to receive that number of shares of Class B Common Stock which it would have owned had such Security been converted immediately prior to the record date of such event or the happening of such event (assuming such Security were convertible solely into shares of Class B Common Stock, based on the relevant Conversion Price, rather than Cash or Cash and Class B Common Stock as set forth in Section 4.05). An adjustment made pursuant to this subsection (a) shall become effective on the "ex" date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of subdivision or combination. If any dividend or distribution of the type described in this Section 4.06(a) is declared but not actually paid or made, the Conversion Price shall again be adjusted to the Conversion Price that would have been in effect if such dividend or distribution had not been declared.

        (b)   In case the Company shall issue rights or warrants to all or substantially all holders of its Class B Common Stock entitling them for a period of not more than 60 days to subscribe for or purchase shares of Class B Common Stock (or securities convertible into Class B Common Stock) at a price per share (or having a conversion price per share) less than the Current Market Price per share of Class B Common Stock on the Trading Day immediately preceding the "ex" date for such issuance, the Conversion Price shall be adjusted so that the Conversion Price on the "ex" date shall equal the price determined by multiplying the Conversion Price in effect immediately prior to such "ex" date by a fraction of which the numerator shall be the number of shares of Class B Common Stock outstanding immediately prior to such "ex" date plus the number of shares which the aggregate offering price of the total number of shares of Class B Common Stock so offered (or the aggregate conversion price of the convertible securities so offered, which shall be determined by multiplying the number of shares of Class B Common Stock issuable upon conversion of such convertible securities by the conversion price per share of Class B Common Stock pursuant to the terms of such convertible securities) would purchase at the Current Market Price per share of Class B Common Stock on the Trading Day immediately preceding such "ex" date, and of which the denominator shall be the number of shares of Class B Common Stock outstanding on such record date plus the number of additional shares of Class B Common Stock offered (or into which the convertible securities so offered are convertible). Such adjustment shall be made successively whenever any such rights or warrants are issued and shall become effective on such "ex" date. If at the end of the period during which such rights or warrants are exercisable not all rights or warrants shall have been exercised or distributed, the adjusted Conversion Price shall be immediately readjusted to what it would have been based upon the number of additional shares of Class B Common Stock actually issued (or the number of shares of Class B Common Stock issuable upon conversion of convertible securities actually issued).

        (c)   In case the Company shall distribute to all or substantially all holders of its Class B Common Stock any shares of Capital Stock of the Company (other than Class B Common Stock), evidences of Indebtedness or other non-cash assets (including securities of any person other than the Company but excluding (1) dividends or distributions paid exclusively in Cash referred to in subsection (d) of this Section 4.06 or (2) dividends or distributions referred to in subsection (a) of this Section 4.06), or shall distribute to all or substantially all holders of its Class B Common Stock rights or warrants to subscribe for or purchase any of its securities (excluding those rights and warrants referred to in subsection (b) of this Section 4.06 and also excluding the distribution of rights to all or substantially all holders of Class B Common Stock pursuant to the adoption of a stockholder rights plan or the detachment of such rights under the terms of such stockholder rights plan), then in each such case the Conversion Price shall be adjusted so that the Conversion Price on the "ex" date for such distribution shall equal the price determined by multiplying the current Conversion Price by a fraction of which the numerator shall be the Current Market Price per share of the Class B Common Stock on the Trading Day immediately preceding such "ex" date less the fair market value on such Trading Day (as determined by the Board of Directors, whose determination shall be conclusive evidence of such fair market value and which shall be evidenced by an Officers' Certificate delivered to the Trustee and the Conversion Agent) of the portion of the Capital Stock, evidences of Indebtedness or other non-cash assets so distributed or of such rights or warrants applicable to one share of Class B Common Stock (determined on the basis of the number of shares of Class B Common Stock outstanding on the Trading Day immediately preceding such "ex" date), and of which the denominator shall be the Current Market Price per share of the Class B Common Stock on the Trading Day immediately preceding such "ex" date. Such adjustment shall be made successively whenever any such distribution is made and shall become effective immediately after the record date for the determination of shareholders entitled to receive such distribution.

        In the event the then fair market value (as so determined) of the portion of the Capital Stock, evidences of Indebtedness or other non-cash assets so distributed or of such rights or warrants applicable to one share of Class B Common Stock is equal to or greater than the Current Market Price per share of the Class B Common Stock on the Trading Day immediately preceding such "ex" date, in lieu of the foregoing adjustment, adequate provision shall be made so that each holder of a Security shall have the right to receive upon conversion the amount of Capital Stock, evidences of Indebtedness or other non-cash assets so distributed or of such rights or warrants such holder would have received had such holder converted each Security immediately prior to the record date for such distribution. In the event that such dividend or distribution is not so paid or made, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such dividend or distribution had not been declared. If the Board of Directors determines the fair market value of any distribution for purposes of this Section 4.06(c) by reference to the actual or when issued trading market for any securities, it must in doing so consider the prices in such market over the same period used in computing the Current Market Price of the Class B Common Stock.

        In the event that the Company implements a preferred shares rights plan ("Rights Plan"), upon conversion of the Securities into Class B Common Stock, to the extent that the Rights Plan has been implemented and is still in effect upon such conversion, the Holders of Securities will receive, in addition to the Class B Common Stock, the rights described therein (whether or not the rights have separated from the Class B Common Stock at the time of conversion), subject to the limitations set forth in the Rights Plan. Any distribution of rights or warrants pursuant to a Rights Plan complying with the requirements set forth in the immediately preceding sentence of this paragraph shall not constitute a distribution of rights or warrants pursuant to this Section 4.06(c).

        Rights or warrants distributed by the Company to all or substantially all holders of Class B Common Stock entitling the holders thereof to subscribe for or purchase shares of the Company's Capital Stock (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events ("Trigger Event"): (i) are deemed to be transferred with such shares of Class B Common Stock; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of Class B Common Stock, shall be deemed not to have been distributed for purposes of this Section 4.06 (and no adjustment to the Conversion Price under this Section 4.06 will be required) until the occurrence of the earliest Trigger Event, whereupon such rights and warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Price shall be made under this Section 4.06(c). If any such right or warrant, including any such existing rights or warrants distributed prior to the date of this First Supplemental Indenture, are subject to events, upon the occurrence of which such rights or warrants become exercisable to purchase different securities, evidences of Indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and record date with respect to new rights or warrants with such rights (and a termination or expiration of the existing rights or warrants without exercise by any of the holders thereof). In addition, in the event of any distribution (or deemed distribution) of rights or warrants, or any Trigger Event or other event (of the type described in the preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Price under this Section 4.06 was made, (1) in the case of any such rights or warrants which shall all have been redeemed or repurchased without exercise by any holders thereof, the Conversion Price shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a Cash distribution, equal to the per share redemption or repurchase price received by a holder or holders of Class B Common Stock with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all holders of Class B Common Stock as of the date of such redemption or repurchase, and (2) in the case of such rights or warrants which shall have expired or been terminated without exercise by any holders thereof, the Conversion Price shall be readjusted as if such rights and warrants had not been issued.

        (d)   In case the Company shall, by dividend or otherwise, at any time distribute (a "Triggering Distribution") to all or substantially all holders of its Class B Common Stock Cash dividends and other

Cash distributions (other than (x) distributions described in Section 4.06(e) below, (y) any dividend or distribution in connection with liquidation, dissolution or winding up or (z) any regular quarterly Cash dividend on Class B Common Stock to the extent that the aggregate amount of such Cash dividend per share of the Class B Common Stock does not exceed the Dividend Threshold Amount (subject to adjustment)), the Conversion Price shall be reduced so that the same shall equal the price determined by multiplying such Conversion Price in effect on the Trading Day immediately preceding the "ex" date with respect to such Cash dividend or distribution by a fraction of which the numerator shall be the Current Market Price per share of the Class B Common Stock as of the Trading Day immediately preceding the "ex" date with respect to the dividend or distribution less the Dividend Adjustment Amount, and the denominator shall be such Current Market Price per share of the Class B Common Stock as of the Trading Day immediately preceding the "ex" date with respect to the dividend or distribution. Such decrease shall become effective immediately prior to the opening of business on the "ex" date for such dividend or distribution; provided, however, that, in the event the portion of the Triggering Distribution applicable to one share of Class B Common Stock is equal to or greater than the Current Market Price on such record date, in lieu of the foregoing adjustment, adequate provision shall be made so that each Holder shall have the right to receive upon conversion the amount of Cash such Holder would have received had such Holder converted each Security immediately prior to the record date for such dividend or distribution. In the event that such dividend or distribution is not so paid or made, the Conversion Price shall again be adjusted to be the Conversion Price that would then be in effect if such dividend or distribution had not been declared.

        (e)   In case any tender offer made by the Company or any of its Subsidiaries for Class B Common Stock shall expire and such tender offer (as amended upon the expiration thereof) shall involve the payment of aggregate consideration in an amount (determined as the sum of the aggregate amount of Cash consideration and the aggregate fair market value (as determined by the Board of Directors, whose determination shall be conclusive evidence thereof and which shall be evidenced by an Officers' Certificate delivered to the Trustee and the Conversion Agent thereof) of any other consideration) that exceeds an amount equal to the Current Market Price per share of Class B Common Stock as of the last date (the "Expiration Date") tenders could have been made pursuant to such tender offer (as it may be amended) (the last time at which such tenders could have been made on the Expiration Date is hereinafter called the "Expiration Time"), then, immediately prior to the opening of business on the day after the Expiration Date, the Conversion Price shall be reduced so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to 5:00 p.m. (New York City time) on the Expiration Date by a fraction of which the numerator shall be the product of the number of shares of Class B Common Stock outstanding (including tendered shares but excluding any shares held in the treasury of the Company) immediately before the Expiration Time multiplied by the Current Market Price per share of the Class B Common Stock on the Trading Day next succeeding the Expiration Date and the denominator shall be the sum of (x) the aggregate consideration (determined as aforesaid) payable to stockholders based on the acceptance (up to any maximum specified in the terms of the tender offer) of all shares validly tendered and not withdrawn as of the Expiration Time (the shares deemed so accepted, up to any such maximum, being referred to as the "Purchased Shares") and (y) the product of the number of shares of Class B Common Stock outstanding (less any Purchased Shares and excluding any shares held in the treasury of the Company) immediately after the Expiration Time and the Current Market Price per share of Class B Common Stock on the Trading Day next succeeding the Expiration Date. In the event that the Company is obligated to purchase shares pursuant to any such tender offer, but the Company is permanently prevented by applicable law from effecting any or all such purchases or any or all such purchases are rescinded, the Conversion Price shall again be adjusted to be the Conversion Price which would have been in effect based upon the number of shares actually purchased. If the application of this Section 4.06(e) to any tender offer would result in an increase in the Conversion Price, no adjustment shall be made for such tender offer under this Section 4.06(e).

        For purposes of this Section 4.06(e), the term "tender offer" shall mean and include both tender offers and exchange offers, all references to "purchases" of shares in tender offers (and all similar references) shall mean and include both the purchase of shares in tender offers and the acquisition of shares pursuant to exchange offers, and all references to "tendered shares" (and all similar references) shall mean and include shares tendered in both tender offers and exchange offers.

        (f)    For the purpose of any computation under subsections (b), (c), (d) and (e) of this Section 4.06 and Section 4.01(b)(ii), (i) the "Current Market Price" shall mean, with respect to any date of determination, the Closing Sale Price per share of Class B Common Stock on the date of determination. For purposes hereof, the term "Dividend Adjustment Amount" means the full amount of the dividend or distribution to the extent payable in Cash applicable to one share of the Class B Common Stock less the Dividend Threshold Amount. The term "Dividend Threshold Amount" means $0.32 per share of Class B Common Stock per Quarter in the case of regular Cash dividends, adjusted in a manner proportional to adjustments made to the Conversion Price other than pursuant to Section 4.06(d) or 4.06(e) and to account for any change in the frequency of payment of regular Cash dividends, and $0.00 in all other cases.

        (g)   In any case in which this Section 4.06 shall require that an adjustment be made following an "ex" date or Expiration Date, as the case may be, established for purposes of this Section 4.06, the Company may elect to defer (but only until five Business Days following the filing by the Company with the Trustee of the certificate described in Section 4.10) issuing to the Holder of any Security converted after such "ex" date or Expiration Date the shares of Class B Common Stock and other Capital Stock of the Company issuable upon such conversion over and above the shares of Class B Common Stock and other Capital Stock of the Company issuable, or Cash payable, upon such conversion only on the basis of the Conversion Price prior to adjustment; and, in lieu of the shares the issuance of which, or Cash the payment of which, is so deferred, the Company shall issue or cause its transfer agents to issue due bills or other appropriate evidence prepared by the Company of the right to receive such shares or Cash, as the case may be. If any distribution in respect of which an adjustment to the Conversion Price is required to be made as of the "ex" date or Expiration Date therefor is not thereafter made or paid by the Company for any reason, the Conversion Price shall be readjusted to the Conversion Price which would then be in effect if such "ex" date had not been fixed or such Expiration Date had not occurred.

        For the avoidance of doubt, any adjustments to the conversion rate pursuant to this Section shall be made through the date on which payment pursuant to Section 4.05 is made (without regard to the intervening occurrence of the Final Maturity Date, should that occur).

        Section 4.07.    No Adjustment.

        Notwithstanding the provisions of Section 4.06, no adjustment in the Conversion Price shall be required unless the adjustment would result in a change of at least 1% in the Conversion Price as last adjusted; provided, however, that any adjustments which by reason of this Section 4.07 are not required to be made shall be carried forward and taken into account in any subsequent adjustment, regardless of whether the aggregate adjustment is less than 1%, within one year of the first such adjustment carried forward, upon required purchases of the Securities in connection with a Fundamental Change and five Business Days prior to the Final Maturity Date. All calculations under this Article IV shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.

        Except as otherwise provided herein, no adjustment need be made for issuances of Class B Common Stock pursuant to a Company plan for reinvestment of dividends or interest or for a change in the par value or a change to no par value of the Class B Common Stock.

        To the extent that the Securities become convertible into the right to receive Cash, no adjustment need be made thereafter as to the Cash. Interest will not accrue on the Cash.

        No adjustment to the Conversion Price will be required in respect of any transaction that Holders will participate in without conversion of the Securities.

        Section 4.08.    Adjustment for Tax Purposes.

        The Company shall be entitled to make such reductions in the Conversion Price, for the remaining term of the Securities or any shorter term, in addition to those required by Section 4.06, as the Board of Directors may determine to be advisable in order to avoid or diminish any tax to any holders of shares of Class B Common Stock or rights to purchase Class B Common Stock resulting from any stock dividends, subdivisions of shares, distributions of rights or warrants to purchase or subscribe for stock or securities, distributions of securities convertible into or exchangeable for stock hereafter made by the Company to its stockholders or from any event treated as such for income tax purposes.

        Section 4.09.    Temporary Reduction of Conversion Price.

        To the extent permitted by applicable law and rules of any stock exchange on which the Class B Common Stock is then listed, the Company from time to time may reduce the Conversion Price by any amount for any period of time if the period is at least 20 Business Days, the reduction is irrevocable during such period, and the Board of Directors shall have made a determination that such reduction would be in the best interest of the Company. Whenever the Conversion Price is reduced pursuant to the preceding sentence, the Company shall provide notice of any reduction in the Conversion Price to the Holders in the manner provided in Section 11.02 of the Original Indenture, with a copy to the Trustee and Conversion Agent, at least 15 days prior to the date such reduced Conversion Price takes effect, and such notice shall state the reduced Conversion Price and the period during which it will be in effect.

        Section 4.10.    Notice of Certain Transactions.    In the event that (1) the Company takes any action which would require an adjustment in the Conversion Price; (2) the Company consolidates or merges with, or transfers all or substantially all of its property and assets to, another corporation and shareholders of the Company must approve the transaction; or (3) there is a dissolution or liquidation of the Company, the Company shall mail to Holders and file with the Trustee a notice stating the proposed record or effective date, as the case may be, and mail the notice at least 10 days before such date; provided, further, that upon occurrence of an event referred to in clause (1) of this Section 4.10, the Company shall file with the Trustee (and deliver a copy to the Conversion Agent) an Officers' Certificate briefly stating the facts requiring the adjustment and the manner of computing it and promptly mail to Holders a notice of the adjustment. Failure to mail such notice or any defect therein shall not affect the validity of any transaction referred to in clause (1), (2) or (3) of this Section 4.10; provided, however, that unless and until the Trustee and the Conversion Agent shall have received an Officers' Certificate setting forth an adjustment of the Conversion Price in connection with the event referred to in clause (1), the Trustee may assume without inquiry that the Conversion Price has not been adjusted and that the last Conversion Price of which it has knowledge remains in effect.

        Section 4.11.    Effect of Reclassification, Consolidation, Merger or Sale on Conversion Privilege.    If any of the following shall occur, namely: (a) any reclassification or change of shares of Class B Common Stock issuable upon conversion of the Securities (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination, or any other change for which an adjustment is provided in Section 4.06); (b) any consolidation or merger or combination to which the Company is a party other than a merger in which the Company is the continuing corporation and which does not result in any reclassification of, or change (other than in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination) in, outstanding shares of Class B Common Stock; or (c) any sale or conveyance as an entirety or substantially as an entirety of the property and assets of the Company, directly or indirectly, to any person, then the Company, or such successor, purchasing or transferee corporation, as the case may be, shall, as a condition precedent to such reclassification, change, combination, consolidation, merger, sale or conveyance, execute and deliver to the Trustee a supplemental indenture providing that the Holder of each Security then outstanding shall have the right to convert such Security into Cash and, with respect to the Residual Amount, the kind and amount of shares of stock and other securities and property (including Cash) receivable upon such reclassification, change, combination, consolidation, merger, sale or conveyance by a holder of the number of shares of Class B Common Stock deliverable upon conversion of such Security immediately prior to such reclassification, change, combination, consolidation, merger, sale or conveyance (the "Reference Property"). Such supplemental indenture shall provide for adjustments of the Conversion Price which shall be as nearly equivalent as may be practicable to the adjustments of the Conversion Price provided for in this Article IV. If, in the case of any such consolidation, merger, combination, sale or conveyance, the stock or other securities and property (including Cash) receivable thereupon by a holder of Class B Common Stock include shares of stock or other securities and property of a person other than the successor, purchasing or transferee corporation, as the case may be, in such consolidation, merger, combination, sale or conveyance, then such supplemental indenture shall also be executed by such other person and shall contain such additional provisions to protect the interests of the Holders of the Securities as the Board of Directors shall reasonably consider necessary by reason of the foregoing. The provisions of this Section 4.11 shall similarly apply to successive reclassifications, changes, combinations, consolidations, mergers, sales or conveyances. The Trustee has no duty to determine whether a supplemental indenture under this Section 4.11 need be entered into.

        In the event the Company shall execute a supplemental indenture pursuant to this Section 4.11, the Company shall promptly file with the Trustee (x) an Officers' Certificate briefly stating the reasons therefor, the kind or amount of shares of stock or other securities or property (including Cash) receivable by Holders of the Securities upon the conversion of their Securities after any such reclassification, change, combination, consolidation, merger, sale or conveyance, any adjustment to be made with respect thereto and that all conditions precedent have been complied with and (y) an Opinion of Counsel that all conditions precedent have been complied with, and shall promptly mail notice of such supplemental indenture to all Holders.

        In the event that holders of the Class B Common Stock have the right to elect the form of consideration to be received in connection with such reclassification, change, combination, consolidation, merger, sale or conveyance, the Reference Property shall be determined based on the weighted average of the kind and amount of consideration received by the holders of the Class B Common Stock that affirmatively make such an election. The determination of the Reference Property shall apply to all outstanding Securities and the Company shall notify the Trustee of the composition of the Reference Property promptly after it is determined.

        Section 4.12.    Disclaimer.    Neither the Trustee nor any Conversion Agent (other than the Company or an Affiliate of the Company) shall have any duty to determine when an adjustment under this Article IV should be made, how it should be made or what such adjustment should be, but may accept as conclusive evidence of that fact or the correctness of any such adjustment, and shall be protected in relying upon, an Officers' Certificate, including the Officers' Certificate with respect thereto, which the Company is obligated to file with the Trustee (and to deliver a copy thereof to the Conversion Agent) pursuant to Section 4.10. Neither the Trustee nor any Conversion Agent (other than the Company or an Affiliate of the Company) makes any representation as to the validity or value of any securities or assets issued upon conversion of Securities, and neither shall be responsible for the Company's failure to comply with any provisions of this Article IV.

        The Trustee shall not be under any responsibility to determine the correctness of any provisions contained in any supplemental indenture executed pursuant to Section 4.11, but may accept as conclusive evidence of the correctness thereof, and shall be fully protected in relying upon, the Officers' Certificate with respect thereto which the Company is obligated to file with the Trustee pursuant to Section 4.11.

        Section 4.13.    Additional Shares.

        (a)   If a Holder elects to convert its Securities pursuant to Section 4.01(b)(iii) in connection with a Qualifying Fundamental Change that occurs prior to the Final Maturity Date, the Conversion Rate of the Securities being converted by such Holder at that time shall be increased by an additional number of shares of Class B Common Stock (the "Additional Shares") determined by reference to the table attached as Schedule 4.13 hereto. For the avoidance of doubt, the adjustment provided for in this Section 4.13 shall be made only with respect to the Securities converted in connection with such Qualifying Fundamental Change and shall not be effective as to any Securities not so converted. Conversion of a given Security shall be considered to be "in connection with" a given Fundamental Change if that Security is surrendered for conversion during the conversion period provided for in respect of such Fundamental Change pursuant to Section 4.01(b)(iii). The adjustment provided for in this Section 4.13 shall be made only if the Qualifying Fundamental Change actually occurs or becomes effective.

        (b)   For purposes of determining the applicable number of Additional Shares pursuant to Schedule 4.13:

            (i)  "Effective Date" shall mean the date the Qualifying Fundamental Change occurs or becomes effective; and

           (ii)  "Stock Price" shall mean:

             (x)  in the case of a Qualifying Fundamental Change described in clause (iii) of the definition of Change in Control, the price paid per share of Class B Common Stock in the Change in Control, unless the holders of Class B Common Stock receive only Cash in such Qualifying Fundamental Change, in which event "Stock Price" shall mean the Cash amount paid per share;

             (y)  in the case of a Qualifying Fundamental Change described in clause (i) or (ii) of the definition of Change in Control, the average of the last reported Closing Sale Prices of Class B Common Stock over the five consecutive Trading Day period ending on the Trading Day preceding the Effective Date of such Qualifying Fundamental Change.

        (c)   If the Stock Price is between two Stock Price amounts in the table attached as Schedule 4.13 hereto, the number of Additional Shares shall be determined by a straight-line interpolation between the number of Additional Shares set forth for the higher and lower Stock Price amounts, based on a 365-day year.

        (d)   If the Effective Date falls between two Effective Dates in the table attached as Schedule 4.13 hereto, the number of Additional Shares shall be determined by a straight-line interpolation between the number of Additional Shares set forth for the two dates, based on a 365-day year.

        (e)   No increase in the Conversion Rate shall be made pursuant to this Section 4.13 if the Stock Price (i) exceeds $[    ] per share (subject to adjustment) or (ii) is less than $[    ] per share (subject to adjustment).

        (f)    The Stock Price figures set forth in the first row of the table (i.e., column headers) in Schedule 4.13 hereto shall be adjusted as of any date on which the Conversion Price of the Securities is adjusted pursuant to Section 4.06. The adjusted Stock Price figures shall equal the Stock Price figures applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the Conversion Price as so adjusted and the denominator of which is the Conversion Price immediately prior to the adjustment giving rise to the Stock Price figure adjustment. The number of Additional Shares indicated in the table shall be adjusted by the inverse application of the adjustment factor applied to the Conversion Price pursuant to Section 4.06.

        (g)   In no event shall the Conversion Rate be increased to more than [    ] shares per $1,000 principal amount of Securities (the "Maximum Adjusted Conversion Rate") pursuant to the events described in this Section 4.13. The Maximum Adjusted Conversion Rate shall be subject to adjustments by the inverse application of the adjustment factor applied to the Conversion Price pursuant to Section 4.06.

        (h)   The Company will notify Holders of the anticipated Effective Date of a Qualifying Fundamental Change and issue a press release as soon as practicable after the Company first determines the anticipated Effective Date of such Qualifying Fundamental Change.

        (i)    Notwithstanding the provisions of Section 4.02, if a Holder surrenders the Securities for conversion in connection with a Qualifying Fundamental Change, the Company will deliver the portion of the conversion consideration that is payable on account of the increase in the Conversion Rate pursuant to this Section 4.13 as soon as practicable, but in no event after the third Business Day after the later of (i) the date the Holder surrenders the Securities for conversion; (ii) the last Trading Day in the applicable Conversion Period; and (iii) the Effective Date of the Qualifying Fundamental Change.

        Section 4.14.    Limitation on Adjustments.

        (a)   The Company shall not take any action that would result in an adjustment pursuant to the foregoing provisions in this Article IV without complying with the rules of any stock exchange on which the Class B Common Stock is then listed (including, if applicable, New York Stock Exchange rules requiring stockholder approval of certain issuance of stock).

        (b)   The Company shall not take any action that would result in an adjustment pursuant to the foregoing provisions in this Article IV if that adjustment would reduce the Conversion Price below the then par value of the shares of Class B Common Stock issuable upon conversion of the Securities.

        (c)   The Company shall not take any action or engage in any transaction that would result in an adjustment pursuant to the foregoing provisions of this Article IV to the extent that such action or transaction would result in the number of shares of the Class B Common Stock becoming issuable under the terms of the Notes and the settlement of the facsimile agreements confirming the terms and conditions of warrant transactions entered into between the Company and each of Deutsche Bank AG, acting through its London branch, and Citibank, N.A on the trade date of June [    ], 2007 to exceed the lesser of (a) 19.99% of the number of shares of the Class B Common Stock outstanding on the date hereof or (b) 19.99% of the number of shares of the Class B Common Stock outstanding on the date such shares of the Class B Common Stock are to be issued without first obtaining the approval of the holders of the Company's Class A Common Stock and Special Class A Common Stock.

ARTICLE V
Default and Remedies

        Section 5.01.    Events of Default.    In addition to the Events of Default specified in Section 6.01 of the Original Indenture, each of the following will constitute and Event of Default with respect to the Securities:

        (a)   the Company defaults in the payment of Cash or shares of Class B Common Stock (if any) upon conversion of any Security (including any Additional Shares) when the same becomes due and payable;

        (b)   the Company defaults in the payment of the purchase price of any Security when the same becomes due and payable; and

        (c)   the Company fails to provide on a timely basis written notice of a Fundamental Change as required by Section 3.01(b).

        Section 5.02.    Amendment and Waiver of Past Defaults.    Notwithstanding any other provision of this Indenture, the consent of each Securityholder affected thereby is required for any amendment to, or waiver of any Default under, this Article V.

ARTICLE VI
Miscellaneous

        Section 6.01.    Ratification of Original Indenture: Supplemental Indentures Part of Original Indenture.    Except as expressly amended or supplemented hereby, the Original Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This First Supplemental Indenture shall form a part of the Original Indenture for all purposes, and every Holder of any Securities heretofore or hereafter authenticated and delivered pursuant hereto shall be bound hereby. Except only insofar as the Original Indenture may be inconsistent with the express provisions of this First Supplemental Indenture, in which case the terms of this First Supplemental Indenture shall govern and supersede those contained in the Original Indenture, this First Supplemental Indenture shall henceforth have effect so far as practicable as if all the provisions of the Original Indenture and this First Supplemental Indenture were contained in one instrument.

        Section 6.02.    Concerning the Trustee.    The recitals contained herein and in the Securities, except with respect to the Trustee's certificates of authentication, shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture or of the Securities. Neither the Conversion Agent nor the Trustee shall be responsible for determining or monitoring the Closing Sale Price or any adjustment to the Conversion Price, which shall be determined by the Company in good faith. Absent manifest error, such determinations by the Company shall be binding on all Holders. The Company shall provide a schedule of its calculations under this Section 6.02 to the Trustee, which shall be entitled to rely conclusively on the accuracy thereof without independent verification.

        Section 6.03.    Counterparts.    This First Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

        Section 6.04.    Governing Law.    This First Supplemental Indenture, the Indenture and the Securities shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

        IN WITNESS WHEREOF, the parties have caused this First Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized as of the date first above written.

MOLSON COORS BREWING COMPANY
By:

Name:
Title:
GUARANTORS:
MOLSON COORS CAPITAL FINANCE ULC
By:

Name:
Title:
COORS BREWING COMPANY
By:

Name:
Title:
COORS DISTRIBUTING COMPANY
By:

Name:
Title:
CBC HOLDCO, INC.
By:

Name:
Title:
MCBC INTERNATIONAL HOLDCO, INC.
By:

Name:
Title:

MOLSON COORS INTERNATIONAL LP
By:	MOLSON COORS INTERNATIONAL GENERAL, ULC Its General Partner
By:

Name:
Title:
MOLSON COORS INTERNATIONAL GENERAL, ULC
By:

Name:
Title:
COORS INTERNATIONAL HOLDCO, ULC
By:

Name:
Title:
MOLSON COORS CALLCO ULC
By:

Name:
Title:

COORS INTERNATIONAL MARKET DEVELOPMENT, L.L.L.P.
By:	COORS GLOBAL PROPERTIES, INC., Its General Partner
By:

Name:
Title:
COORS GLOBAL PROPERTIES, INC.
By:

Name:
Title:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee
By:

Name:
Title:
By:

Name:
Title:

EXHIBIT A

[FORM OF FACE OF SECURITY]

[THIS GLOBAL SECURITY IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS SECURITY) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.07 OF THE INDENTURE, (II) THIS GLOBAL SECURITY MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.07 OF THE INDENTURE, (III) THIS GLOBAL SECURITY MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL SECURITY MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER HEREOF.](1)

(1)
These paragraphs are to be included only if the Security is a Global Security.

MOLSON COORS BREWING COMPANY

CUSIP:	No.

[    ]% CONVERTIBLE SENIOR NOTES DUE JULY 30, 2013

        Molson Coors Brewing Company, a Delaware corporation (the "Company," which term shall include any successor corporation under the Indenture referred to on the reverse hereof), promises to pay to                        , or registered assigns, the principal sum of                        dollars ($                        ) on July 30, 2013 [or such greater or lesser amount as is indicated on the Schedule of Exchanges of Securities on the reverse of this Security].(2)

(2)
This phrase are to be included only if the Security is a Global Security.

        This Security is convertible as specified on the reverse of this Security. Additional provisions of this Security are set forth on the reverse of this Security.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

MOLSON COORS BREWING COMPANY
By:
Name: Title:

Trustee's Certificate of Authentication

This is one of the Securities referred to in the within-mentioned Indenture.

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee
By:
Authorized Signatory

[FORM OF REVERSE OF SECURITY]

MOLSON COORS BREWING COMPANY

[    ]% CONVERTIBLE SENIOR NOTES DUE JULY 30, 2013

1.
INTEREST AMOUNTS

        Molson Coors Brewing Company, a Delaware corporation (the "Company," which term shall include any successor corporation under the Indenture hereinafter referred to), shall pay interest at a rate of [    ]% per annum, on the principal amount of this Security, semi-annually in arrears on January 30 and July 30 of each year (each, an "Interest Payment Date"), or if any such day is not a Business Day, the immediately following Business Day, commencing July 30, 2007. Interest on this Security shall be paid to the Holder of such Security at 5:00 p.m. (New York City time) on January 15 or July 15 (each, a "Record Date"), as the case may be, next preceding the related Interest Payment Date, and shall be computed on the basis of a 360-day year comprised of twelve 30-day months. In the event of the maturity, conversion, or purchase of this Security by the Company at the option of the Holder, interest shall cease to accrue on this Security. Interest on this Security shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance.

2.
METHOD OF PAYMENT

        The Company shall pay any interest on this Security to the person who is the Holder of this Security at the close of business on January 15 or July 15, as the case may be, next preceding the related interest payment date. Payments of the principal of and interest on this Security shall be made in U.S. Dollars, and the Securities shall be denominated in U.S. Dollars.

3.
PAYING AGENT, REGISTRAR AND CONVERSION AGENT

        Initially, Deutsche Bank Trust Company Americas (the "Trustee," which term shall include any successor trustee under the Indenture hereinafter referred to) will act as Paying Agent, Registrar and Conversion Agent. The Company may change any Paying Agent, Registrar or Conversion Agent without notice to the Holder.

4.
INDENTURE

        This Security is one of a duly authorized issue of Securities of the Company designated as its [    ]% Convertible Senior Notes due July 30, 2013 (the "Securities"), issued under an Indenture, dated as of June [    ], 2007 (as supplemented by the First Supplemental Indenture, dated as of [    ], 2007 (the "First Supplemental Indenture"), by and among the Company, the Guarantors and the Trustee, (the "Indenture"). Terms used in this Security without definition have the meaning given them in the Indenture. The terms of this Security include those stated in the Indenture and those required by or made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended, as in effect on the date of the Indenture. This Security is subject to all such terms, and the Holder of this Security is referred to the Indenture and said Act for a statement of them.

        The Securities are senior unsecured obligations of the Company. The Indenture does not limit other debt of the Company, secured or unsecured.

5.
PURCHASE OF SECURITIES AT OPTION OF HOLDER UPON A FUNDAMENTAL CHANGE

        At the option of the Holder and subject to the terms and conditions of the Indenture, the Company shall become obligated to purchase all or any part specified by the Holder (so long as the principal amount of such part is $1,000 or an integral multiple of $1,000 in excess thereof) of the Securities held by such Holder on the date that is 30 Business Days after the occurrence of a

Fundamental Change (as defined in Section 3.01(a) of the First Supplemental Indenture), at a purchase price equal to 100% of the principal amount thereof, together with any accrued and unpaid interest up to, but excluding, the Fundamental Change Purchase Date (as defined in Section 3.01(a) of the First Supplemental Indenture), payable in cash. The Holder shall have the right to withdraw any Fundamental Change Purchase Notice (in whole or in a portion thereof that is $1,000 or an integral multiple of $1,000 in excess thereof) at any time prior to 5:00 p.m. (New York City time) on the second Scheduled Trading Day next preceding the Fundamental Change Purchase Date by delivering a written notice of withdrawal to the Paying Agent in accordance with the terms of the Indenture.

6.
CONVERSION

        The Holder of this Security may convert the principal amount hereof such Security (or any portion thereof equal to $1,000 or any integral multiple of $1,000 in excess thereof) into Cash and Class B Common Stock, if any, subject to the conditions set forth in Section 4.01 of the First Supplemental Indenture; provided, however, that, if this Security is submitted for purchase upon a Fundamental Change, the conversion right shall terminate at 5:00 p.m. (New York City time) on the second Trading Day immediately preceding the Fundamental Change Purchase Date for such Security or such earlier date as the Holder presents such Security for purchase (unless such submission is validly withdrawn or the Company shall default in making the Fundamental Change Purchase Price payment when due, in which case the conversion right shall terminate at 5:00 p.m. (New York City time) on the date such default is cured and such Security is purchased).

        The initial Conversion Price is $[    ] per share, subject to adjustment under the circumstances provided in the Indenture. No fractional shares will be issued upon conversion; in lieu thereof, the Company shall deliver a number of shares of Class B Common Stock equal to the aggregate of the fractional shares otherwise deliverable for each Trading Day during the Conversion Period (rounding down to the nearest whole number) and shall pay an amount in cash equal to the remainder multiplied by the Volume Weighted Average Price of the Class B Common Stock on the last Trading Day of the Conversion Period.

        [To convert this Security, a Holder must deliver the Security by book-entry transfer to the Conversion Agent (which initially shall be the Trustee) through the facilities of the Depositary in accordance with the Applicable Procedures, accompanied by payment of any tax or duty, in accordance with Section 4.04 of the First Supplemental Indenture, which may be payable in respect of any transfer involving the issue or delivery of the Class B Common Stock in the name of a Person other than the Holder of the Security.](3)

(3)
To be included only if the Security is a Global Security.

        [To convert this Security, a Holder must deliver such Security at the specified office of the Conversion Agent, accompanied by (a) a completed and duly signed Conversion Notice, in the form as set forth on the reverse hereof; (b) if the Security has been lost, stolen, destroyed or mutilated, the evidence regarding the loss, theft, destruction or mutilation of the Security and other requirements under Section 2.08 of the Original Indenture; (c) appropriate endorsements and transfer documents if required by the Conversion Agent; and (d) payment of any tax or duty, in accordance with Section 4.04 of the First Supplemental Indenture, which may be payable in respect of any transfer involving the issue or delivery of the Class B Common Stock in the name of a Person other than the Holder of the Security.](4)

(4)
To be included only if the Security is a Definitive Security.

        A Holder may convert a portion of a Security equal to $1,000 or any integral multiple thereof.

        A Security in respect of which a Holder had delivered a Fundamental Change Purchase Notice exercising the option of such Holder to require the Company to purchase such Security may be converted only if the Fundamental Change Purchase Notice is withdrawn in accordance with the terms of the Indenture.

7.
GUARANTY

        The payment by the Company of the principal of, and interest on, the Securities is fully and unconditionally guaranteed on a joint and several senior basis by each of the Guarantors on the terms set forth in Section 10.01 of the Original Indenture.

8.
DENOMINATIONS, TRANSFER, EXCHANGE

        The Securities are in registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000. A Holder may transfer or exchange Securities in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes or other governmental charges that may be imposed in relation thereto by law or permitted by the Indenture.

9.
PERSONS DEEMED OWNERS

        The Holder of a Security may be treated as the owner of it for all purposes.

10.
UNCLAIMED MONEY

        If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Company or such other Person and not to the Trustee for payment.

11.
AMENDMENT, SUPPLEMENT AND WAIVER

        Subject to the exceptions set forth in the Indenture, the Securities and the Indenture may be amended or supplemented with the written consent of the Holders of at least a majority in aggregate principal amount of the Securities then outstanding, and an existing default or Event of Default with respect to the Securities and its consequence or compliance with any provision of the Securities or the Indenture may be waived in a particular instance with the consent of the Holders of a majority in aggregate principal amount of the Securities then outstanding. Without notice to or the consent of any Holder, the Company and the Trustee may amend or supplement the Indenture or the Securities to, among other things, cure any ambiguity, correct any defect or inconsistency or make any other change that does not adversely affect the rights of any Holder.

12.
SUCCESSOR ENTITY

        When a Successor Company assumes all the obligations of its predecessor under the Securities and the Indenture in accordance with the terms and conditions of the Indenture, the predecessor company (except in the circumstances specified in the Indenture) shall be released from those obligations.

13.
DEFAULTS AND REMEDIES

        Under the Indenture, Events of Default include (i) default by the Company in any payment of any installment of interest on any Security when the same becomes due and payable, if such default continues for a period of 30 days; (ii) default by the Company in the payment of any installment of principal of any Security when the same becomes due and payable at its stated maturity, upon declaration of acceleration, notice of option to elect repayment or otherwise; (iii) failure by the Company or any Guarantor to comply with any of its covenants in the Securities or the Indenture (other than those referred to in clause (i) or (ii) above) and continuance of such failure for 90 days after the notice specified below; (iv) acceleration of the payment of any Indebtedness of the Company, any Guarantor or any Significant Subsidiary in a principal amount exceeding $50,000,000 as a result of the failure of the Company, such Guarantor or such Significant Subsidiary to perform any covenant or agreement applicable to such Indebtedness, which acceleration is not rescinded or annulled within 60 days after written notice thereof or is not paid when otherwise due after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; (v) the occurrence of events of bankruptcy or insolvency with respect to the Company that are set forth in the Indenture; (vi) default by the Company in the payment of Cash or shares of Class B Common Stock (if any) upon conversion of any Security (including any Additional Shares) when the same becomes due and payable; (vii) default by the Company in the payment of the purchase price of any Security when the same becomes due and payable; and (viii) failure by the Company to provide on a timely basis written notice of a Fundamental Change as required by Section 3.01(b) of the First Supplemental Indenture.

        If an Event of Default (other than an Event of Default specified in Section 6.01(5) or (6) of the Original Indenture and except as otherwise provided in Section 6.13 of the Original Indenture) occurs and is continuing, the Trustee, in its discretion, by notice to the Company, or the Holders of at least 25% in principal amount of the outstanding Securities by notice to the Company and the Trustee, may declare the principal amount of, and accrued and unpaid interest on all the Securities to be due and payable. If an Event of Default specified in Section 6.01(5) or (6) of the Original Indenture occurs and is continuing, the principal amount of and interest on all the outstanding Securities issued pursuant to this Indenture shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Securityholders. The Holders of a majority in principal amount of the Securities by written notice to the Trustee and the Company may rescind an acceleration of the Securities and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of the principal amount of or interest on the Securities that has become due solely because of acceleration. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

        Securityholders may not enforce the Indenture or the Securities except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Securities unless it receives indemnity or security satisfactory to it. Subject to the limitations provided for in the Indenture.

14.
TRUSTEE DEALINGS WITH THE COMPANY

        Subject to any applicable limitations imposed by the TIA, Deutsche Bank Trust Company Americas, the Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from and perform services for the Company or an Affiliate of the Company and may otherwise deal with the Company or an Affiliate of the Company, as if it were not the Trustee.

15.
NO RECOURSE AGAINST OTHERS

        A director, officer, employee or shareholder, as such, of the Company or any Guarantor shall not have any liability for any obligations of the Company under the Securities or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. The Holder of this Security by accepting this Security waives and releases all such liability. The waiver and release are part of the consideration for the issuance of this Security.

16.
AUTHENTICATION

        This Security shall not be valid until the Trustee or an authenticating agent manually or by facsimile signs the certificate of authentication on the face of this Security.

17.
ABBREVIATIONS AND DEFINITIONS

        Customary abbreviations may be used in the name of the Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian) and UGMA (= Uniform Gifts to Minors Act).

        All terms defined in the Indenture and used in this Security but not specifically defined herein are used herein as so defined.

18.
INDENTURE TO CONTROL; GOVERNING LAW

        In the case of any conflict between the provisions of this Security and the Indenture, the provisions of the Indenture shall control. This Security shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

        The Company will furnish to any Holder, upon written request and without charge, a copy of the Indenture. Requests may be made to: Molson Coors Brewing Company, 1225 17th Street, Suite 3200, Denver, Colorado 80202, Attention: Chief Legal Officer.

CONVERSION NOTICE(5)

To convert this Security into Cash and Class B Common Stock of the Company, check the box:    ☐

To convert only part of this Security, state the principal amount to be converted (must be $1,000 or a integral multiple of $1,000): $                  .

If you want the stock certificate made out in another person's name, fill in the form below:

(Insert assignee's soc. sec. or tax I.D. no.)

(Print or type assignee's name, address and zip code)
Your Signature:
Date:
(Sign exactly as your name appears on the other side of this Security)
*Signature guaranteed by:
By:

*
The signature must be guaranteed by an institution which is a member of one of the following recognized signature guaranty programs: (i) the Securities Transfer Agent Medallion Program (STAMP); (ii) the New York Stock Exchange Medallion Program (MSP); (iii) the Stock Exchange Medallion Program (SEMP); or (iv) such other guaranty program acceptable to the Trustee.

(5)
To be included only if the Security is a Definitive Security.

SCHEDULE OF EXCHANGES OF SECURITIES(6)

        The following exchanges, redemptions, repurchases or conversions of a part of this global Security have been made:

Principal Amount of this Global Security Following Such Decrease Date of Exchange (or Increase)	Authorized Signatory of Securities Custodian	Amount of Decrease in Principal Amount of this Global Security	Amount of Increase in Principal Amount of this Global Security

(6)
To be included only if the Security is a Global Security.

QuickLinks

FIRST SUPPLEMENTAL INDENTURE DATED AS OF JUNE [ ], 2007 to INDENTURE dated as of June [ ], 2007 among MOLSON COORS BREWING COMPANY, as Issuer THE GUARANTORS NAMED THEREIN, as Guarantors and DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee
TABLE OF CONTENTS
[FORM OF FACE OF SECURITY]
MOLSON COORS BREWING COMPANY
Trustee's Certificate of Authentication
[FORM OF REVERSE OF SECURITY] MOLSON COORS BREWING COMPANY
CONVERSION NOTICE(5)
SCHEDULE OF EXCHANGES OF SECURITIES(6)